 Exhibit 99.1
root9B Technologies Announces Reverse Stock Split, Corporate Name Change and Headquarters Relocation
Colorado Springs, CO – December 2, 2016 – root9B Technologies, Inc. (OTCQB: RTNB) (“Company”) today announced a one-for-fifteen (1:15) reverse split of its issued and outstanding common stock.  The one-for-fifteen reverse stock split is expected to become effective prior to the beginning of trading on December 5, 2016, at which time the Company’s common stock should begin trading on a split-adjusted basis.  The Company’s common stock will continue to trade on the OTCQB. The new symbol will be RTNBD. The “D” will be removed in 20 business days and the symbol will revert back to RTNB.
The Company also announced that it has changed its name to root9B Holdings, Inc. and effective December 5, 2016 will relocate its corporate headquarters from Charlotte, NC to the current headquarters of root9B, its wholly owned cybersecurity subsidiary, in Colorado Springs, CO. The reverse split, name change, and headquarters relocation are part of a series of initiatives associated with the Company’s ongoing transition into a pure-play cybersecurity firm focused on the operations of root9B.
As previously announced, the Company’s stockholders granted the Board of Directors the authority to affect the reverse stock split within the range of 1:9 to 1:18 at a Special Meeting of Stockholders held on October 24, 2016. The Company anticipates that the reverse split will allow the Company to pursue a listing on the Nasdaq Capital Market. The Company believes that a listing on the Nasdaq Capital Market would make its common stock more attractive to a broader range of institutional and other investors.
When the reverse stock split becomes effective, every fifteen shares of the Company’s issued and outstanding common stock will be converted into one share of common stock.  No fractional shares will be issued; instead, holders of record who would otherwise be entitled to a fractional share will receive cash in lieu of such fractional share. The reverse stock split will not impact any stockholder's ownership percentage of the Company or voting power, except for any effects resulting from the treatment of fractional shares.
Following the reverse split, the number of outstanding shares of the Company's common stock will be reduced from approximately 84.4 million to approximately 5.6 million. Additionally, the number of authorized shares of the Company's common stock will decrease from 125,000,000 to 30,000,000.
Additional information about the reverse stock split can be found in the Company's definitive proxy statement filed with the Securities and Exchange Commission on September 16, 2016, a copy of which is available at www.sec.gov.

Continental Stock Transfer & Trust Company will act as exchange agent for the reverse stock split, and can be reached at (212) 509-4000 or www.continentalstock.com

About root9B
Ranked as the #1 Cybersecurity company for four consecutive quarters by Cybersecurity Ventures (Jan 2016), root9B stands in defiance of the unwanted human presence within our clients’ networks by attacking the root of the problem—the adversary’s ability to gain entry and remain undetected. root9B’s application of advanced technology developed through cutting-edge R&D and engineering and refined through relevant, hands-on training is revolutionary. root9B combines cutting-edge technology, tactics development, specialty tools, and deep mission experience. root9B personnel leverage their extensive backgrounds in the U.S. Intelligence Community to conduct advanced vulnerability analysis, penetration testing, digital forensics, incident response, Industrial Control System (ICS) security, and active adversary pursuit (HUNT) engagements on networks worldwide. For more information, visit www.root9B.com.

About root9B Holdings, Inc.
root9B Holdings (OTCQB: RTNB) is a leading provider of Cybersecurity and Regulatory Risk Mitigation Services. Through its wholly owned subsidiaries root9B and IPSA International, the Company delivers results that improve productivity, mitigate risk and maximize profits. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state and government agencies. For more information, visit www.root9bholdings.com
Forward Looking Statements
Certain information contained in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s ability to obtain a listing on the Nasdaq Capital Market and the Company’s ongoing transition into cybersecurity firm. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies are indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results.  The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Media Contact:	Investors:
Andrew Hoffman	Devin Sullivan
Zito Partners	The Equity Group Inc.
908-546-7447	212-836-9608
andrew@zitopartners.com	dsullivan@equityny.com

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